Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Integrated Surgical Systems, Inc.

We hereby consent to the inclusion in this Current Report on Form 8-K of our report dated March 30, 2016, relating to the balance sheets of Integrated Surgical Systems, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related statements of comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, which is incorporated by reference in the Current Report.

/s/ Gumbiner Savett Inc.

November 4, 2016

Santa Monica, California